Exhibit 99.1

March 7, 2017

NEWS RELEASE

FOR IMMEDIATE RELEASE

REV Group. Inc. Reports Fiscal First Quarter 20171 Results and Provides Full-Year Guidance

•	Net sales of $443 million in the first quarter 2017 grew 19% over the prior year first quarter

•	Net loss of $13.3 million in the first quarter 2017, primarily due to one-time stock compensation expense as a result of our IPO

•	Adjusted EBITDA[2] in the first quarter 2017 was $21.1 million, which was 40% higher than first quarter 2016

•	First quarter 2017 Adjusted net income[2] was $5.7 million, or $0.11 per diluted share, up from $0.07 per diluted share for the first quarter 2016

•	The Company expects full-year fiscal 2017 consolidated net sales in the range of $2.225 to $2.325 billion, net income in the range of $40 to $43 million and Adjusted EBITDA[2] in the range of $150 to $155 million

Milwaukee, Wis.—(BUSINESS WIRE)—

REV Group, Inc. (NYSE: REVG) today reported results for the three months ended January 28, 2017 (“first quarter 2017”). Consolidated net sales in the first quarter of 2017 were $442.9 million, growing 18.8% over the three months ended January 30, 2016 (“first quarter 2016”). The increase was driven predominately by strong growth in the Fire & Emergency and Recreation segments. REV Group also had strong growth in first quarter 2017 in aftermarket parts sales, which grew 10.4% over first quarter 2016 as the Company continues to execute on its growth strategies.

The Company’s first quarter 2017 net loss was $13.3 million, or ($0.26) per diluted share. The first quarter 2017 net loss was negatively impacted by a number of one-time items which included a $25.5 million before-tax stock compensation charge, due to our initial public offering (“IPO”), for stock options awarded prior to the IPO. REV Group’s IPO took place on January 27, 2017 and closed on February 1, 2017. Adjusted Net Income for the first quarter 2017 was $5.7 million, or $0.11 per diluted share, compared to $3.9 million, or $0.07 per diluted share, in the first quarter fiscal 2016.

Adjusted EBITDA in the first quarter 2017 was $21.1 million, representing growth of 40.4% over Adjusted EBITDA of $15.0 million in the first quarter 2016. The increase in Adjusted EBITDA was driven by a number of factors including higher vehicle sales, strong aftermarket parts sales, lower discounts for certain vehicle categories, and ongoing procurement and production cost optimization efforts.

REV Group, Inc. President and CEO, Tim Sullivan said “We are pleased to report strong results for our initial quarter as a public company. Our first quarter 2017 results demonstrate solid execution of the ongoing plan to scale our 27 market-leading specialty vehicle brands and meet our long-term target of generating company-wide Adjusted EBITDA margins of 10%. Our strategic efforts to increase profitability were evident in our results. Sales growth was driven by strong end-market demand, gains in market share and our new product initiatives. Our strong results serve as a testament to the hard work of our employees who are executing our strategies on a daily basis.”

[1]	The Company’s fiscal year ends on the last Saturday in October each year. The last day of fiscal 2016 was October 29, 2016. The last day of fiscal 2017 will be October 28, 2017.
[2]	REV Group, Inc. Adjusted Net income and Adjusted EBITDA are non-GAAP measures that are reconciled to their nearest GAAP measure later in this release.

REV Group Segment Highlights

Fire & Emergency – Fire & Emergency (“F&E”) net sales for the first quarter 2017 were $185.4 million representing growth of 44.4% over the prior year period. Sales growth was driven, in part, by the acquisition of Kovatch Mobile Equipment (“KME”) in April of 2016. Excluding the results of KME, F&E segment revenues grew 16.5% over the prior year period primarily resulting from strong growth in ambulance vehicle sales and higher sales generated at our F&E Regional Technical Centers (“RTC”). F&E backlog at the end of the first quarter 2017 was up 4.8% to $577.1 million compared to $550.8 million at the end of fiscal year 2016.

F&E segment adjusted EBITDA3 was $16.7 million in the first quarter 2017 which was a growth of 9.0% compared to $15.3 million in the first quarter 2016. F&E Adjusted EBITDA was driven during the first quarter 2017 by higher vehicle sales, and growth in RTC and aftermarket parts revenues. First quarter F&E Adjusted EBITDA margin was 9.0% of net sales compared to 11.9% in the first quarter 2016. The decline in margin percentage is attributable to the impact of the KME acquisition. We are pleased to report that we are on schedule with the KME integration and plan to increase KME profitability as the year progresses and in line with our E-ONE brand over time.

Commercial – Commercial segment net sales for the first quarter 2017 were $130.2 million, which were down 7.3% compared to the prior year period. This decrease was in line with our expectations driven by lower sales in certain product categories as we are focusing on sales mix and are being more selective about which sales opportunities we pursue. End markets in all our Commercial product categories remain strong and growing versus the prior year. Commercial segment backlog grew slightly to $227.5 million from $226.1 million at the end of fiscal year 2016.

Commercial segment Adjusted EBITDA was $8.2 million in the first quarter 2017 compared to $5.2 million in the first quarter 2016, which is growth of 57.9% year-over-year. Adjusted EBITDA margin was 6.3% of net sales in the first quarter 2017 compared to 3.7% in the first quarter 2016. Adjusted EBITDA growth in the first quarter 2017 was strong for all Commercial product categories, with segment profitability improvement during the quarter driven by less discounting, lower fixed costs, procurement and product initiatives, and growing aftermarket parts revenues.

Recreation – The Recreation segment grew first quarter 2017 net sales to $128.9 million, representing growth of 21.0% over the prior year period. Segment growth was partially driven by the acquisition of Renegade RV (“Renegade”) which was completed on December 30, 2016. Revenue growth excluding Renegade was also strong at 16.1% as the RV end markets continue to grow and the segment benefited from the growth of its Class C line of products which were reintroduced in the middle of 2016. Recreation segment backlog at the end of the first quarter 2017 was $107.7 million, which was up 33.9% from $80.4 million at the end of fiscal year 2016. Excluding the backlog from the newly acquired Renegade, Recreation backlog at the end of the first quarter was down 9.0% versus the prior fiscal year-end.

Recreation segment Adjusted EBITDA grew in the first quarter 2017 to $2.8 million compared to a loss of $1.8 million in the first quarter 2016. Adjusted EBITDA margin in the first quarter was 2.2% of net sales compared to negative 1.7% in the first quarter 2016. The strong 390 basis point expansion in profitability is attributable to lower discounting, a higher mix of Class A diesel units and benefits from our ongoing procurement and operating initiatives.

Working capital, liquidity and capital allocation – Net working capital4 for the Company at January 28, 2017 was $251.6 million compared to $187.3 million at the end of fiscal 2016. This represents a normal seasonal increase in net working capital consistent with prior years. Cash and equivalents totaled $15.1 million at the end of the first quarter 2017. Total debt at the end of the first quarter 2017 was $336.0 million and the Company had $134.2 million available under its existing credit facility as of January 28, 2017.

Subsequent to the end of the first quarter, the Company completed its initial public offering and used the net proceeds of $254.4 million to pay off the remaining outstanding balance of its Senior Notes, including accrued interest and call premium, and a portion of the then outstanding borrowings on its revolving credit facility. Net debt outstanding on the Company’s revolving credit facility at the end of the first quarter 2017, assuming the use of IPO proceeds to pay-down debt, was approximately $83.0 million. First quarter capital expenditures of $18.6 million were greater than the expected quarterly run rate for the rest of the year as spending was front-end loaded for the current year. The Company expects full fiscal year 2017 capital expenditures to approximate $40 to $45 million.

[3]	Segment Adjusted EBITDA is a non-GAAP measure that is explained and reconciled to its nearest GAAP metric later in this release.
[4]	Net working capital is defined as current assets (excluding cash) less current liabilities.

Quarterly Dividend – Our board of directors declared a quarterly dividend for our second quarter of fiscal 2017, payable on May 31, 2017, to holders of record on April 30, 2017, in the amount of $0.05 per share of common stock, which represents $0.20 per share of common stock on an annualized basis.

Fiscal 2017 Full Year Guidance – “Today we introduce our REV Group full-year fiscal 2017 outlook for net sales and Adjusted EBITDA. We expect full-year fiscal 2017 revenues of $2.225 to $2.325 billion, net income of $40 to $43 million and Adjusted EBITDA of $150 to $155 million,” said Sullivan. “This outlook does not include any impact from potential future acquisitions.”

The Company’s policy will be to update or affirm its full year financial guidance on a quarterly basis going forward.

Conference Call

REV Group, Inc. will host a conference call to discuss first quarter 2017 results and full-year fiscal 2017 outlook on March 8th at 11:00 a.m. EST. A supplemental earnings slide deck will be available tomorrow morning on the REV Group, Inc. website prior to the call. The call will be webcast simultaneously over the Internet. To access the webcast, listeners can go to http://investors.revgroup.com/investor-events-and-presentations/events at least 15 minutes prior to the event and follow instructions for listening to the webcast. An audio replay of the call and related question and answer session will be available for 12 months at this website.

Note Regarding Non-GAAP Measures

The Company reports its financial results in accordance with U.S. generally accepted accounting principles (“GAAP”). However, management believes that the evaluation of our ongoing operating results may be enhanced by a presentation of Adjusted EBITDA and Adjusted Net Income, which are non-GAAP financial measures. Adjusted EBITDA represents net income before interest expense, income taxes, depreciation and amortization as adjusted for certain non-recurring, one-time and other adjustments which we believe are not indicative of our underlying operating performance and Adjusted Net Income represents net income as adjusted for certain after-tax, non-recurring, one-time and other adjustments which the Company believes are not indicative of its underlying operating performance as well as for the add-back of certain non-cash intangible amortization and stock-based compensation.

The Company believes that the use of Adjusted EBITDA and Adjusted Net Income provide additional meaningful methods of evaluating certain aspects of its operating performance from period to period on a basis that may not be otherwise apparent under GAAP when used in addition to, and not in lieu of, GAAP measures. A reconciliation of Adjusted EBITDA and Adjusted Net Income to the most closely comparable financial measures calculated in accordance with GAAP is included in the financial appendix of this news release.

Forward Looking Statements

This news release contains statements that the Company believes to be “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. This news release includes statements that express our opinions, expectations, beliefs, plans, objectives, assumptions or projections regarding future events or future results and therefore are, or may be deemed to be, “forward-looking statements.” These forward-looking statements can generally be identified by the use of forward-looking terminology, including the terms “believes,” “estimates,” “anticipates,” “expects,” “strives,” “goal,” “seeks,” “projects,” “intends,” “forecasts,” “plans,” “may,” “will” or “should” or, in each case, their negative or other variations or comparable terminology. They appear in a number of places throughout this news release and include statements regarding our intentions, beliefs, goals or current expectations concerning, among other things, our results of operations, financial condition, liquidity, prospects, growth, strategies and the industries in which we operate.

Our forward-looking statements are subject to risks and uncertainties, including those highlighted under “Risk Factors” and “Cautionary Statement on Forward-Looking Statements” in the Company’s most recent prospectus dated January 30, 2017 and other risk factors described from time to time in subsequent quarterly or annual reports on Forms 10-Q or 10-K, which may cause actual results to differ materially from those projected or implied by the forward-looking statement. Forward-looking statements are based on current expectations and assumptions and currently available data and are neither predictions nor guarantees of future events or performance. You should not place undue reliance on forward-looking statements, which only speak as of the date hereof. The Company does not undertake to update or revise any forward-looking statements after they are made, whether as a result of new information, future events, or otherwise, expect as required by applicable law.

About REV Group

REV Group, Inc. (NYSE: REVG) is a leading designer, manufacturer and distributor of specialty vehicles and related aftermarket parts and services. We serve a diversified customer base primarily in the United States through three segments: Fire & Emergency, Commercial and Recreation. We provide customized vehicle solutions for applications including: essential needs (ambulances, fire apparatus, school buses, mobility vans and municipal transit buses), industrial and commercial (terminal trucks, cut-away buses and street sweepers) and consumer leisure (recreational vehicles (“RVs”) and luxury buses). Our brand portfolio consists of 27 well-established principal vehicle brands including many of the most recognizable names within our served markets. Several of our brands pioneered their specialty vehicle product categories and date back more than 50 years.

Investors-REVG

Contact

Sandy Bugbee

VP, Treasurer and Investor Relations

Email: investors@revgroup.com

Phone: 1-888-738-4037 (1-888-REVG-037)

REV GROUP, INC.

CONDENSED UNAUDITED CONSOLIDATED BALANCE SHEETS

(Dollars in thousands)

	January 28, 2017	October 29, 2016
ASSETS
Current assets:
Cash and cash equivalents	$15,137	$10,821
Accounts receivable, net	187,954	181,239
Inventories, net	341,495	325,633
Other current assets	16,395	12,037

Total current assets	560,981	529,730
Property, plant and equipment, net	161,854	146,422
Goodwill	87,639	84,507
Intangibles assets, net	127,826	124,040
Other long-term assets	3,897	4,320

Total assets	$942,197	$889,019

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$111,449	$129,481
Customer advances	107,038	87,627
Accrued warranty	21,154	22,693
Other current liabilities	54,583	91,803

Total current liabilities	294,224	331,604
Notes payable and bank debt	336,008	256,040
Deferred income taxes	9,366	17,449
Other long-term liabilities	24,830	23,710

Total liabilities	664,428	628,803
Contingently redeemable common stock	—	22,293
Commitments and contingencies
Shareholders’ equity	277,769	237,923

Total liabilities and shareholders’ equity	$942,197	$889,019

REV GROUP, INC.

CONDENSED UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollars in thousands except shares and per share amounts)

	Three Months Ended
	January 28, 2017	January 30, 2016
Net sales	$442,937	$372,780
Cost of sales	395,417	337,841

Gross profit	47,520	34,939
Operating expenses:
Selling, general and administrative	56,498	27,106
Research and development costs	1,198	1,139
Restructuring	864	2,965
Amortization of intangibles	2,614	2,243

Total operating expenses	61,174	33,453

Operating (loss) income	(13,654)	1,486
Interest expense	7,478	6,687

Loss before benefit for income taxes	(21,132)	(5,201)
Benefit for income taxes	(7,829)	(2,191)

Net loss	$(13,303)	$(3,010)

Loss per common share:
Basic	$(0.26)	$(0.06)
Diluted	$(0.26)	$(0.06)
Adjusted earnings per common share:
Basic	$0.11	$0.07
Diluted	$0.11	$0.07
Weighted Average Shares Outstanding
Basic	51,360,163	52,506,201
Diluted	51,360,163	52,506,201

REV GROUP, INC.

CONDENSED UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Dollars in thousands)

	Three Months Ended
	January 28, 2017	January 30, 2016
Cash flows from operating activities:
Net loss	$(13,303)	$(3,010)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	7,421	4,872
Amortization of debt issuance costs	585	550
Amortization of senior note discount	42	51
Stock-based compensation expense	25,506	5,683
Deferred income taxes	(8,563)	(3,870)
(Gain) Loss on disposal of property, plant and equipment	(205)	46
Changes in operating assets and liabilities:	(45,230)	(2,347)

Net cash (used in) provided by operating activities	(33,747)	1,975
Cash flows from investing activities:
Purchase of property, plant and equipment	(18,624)	(5,734)
Proceeds from sale of property, plant and equipment	919	—
Acquisition of businesses, net of cash acquired	(20,581)	(1,615)
Acquisition of Ancira assets	—	(6,435)

Net cash used in investing activities	(38,286)	(13,784)
Cash flows from financing activities:
Net proceeds from borrowings under revolving credit facility	79,600	13,296
Repayment of debt assumed from acquisition	—	(3,698)
Repayment of long-term debt and capital leases	—	(269)
Redemption of common stock and stock options	(3,251)	(1,401)

Net cash provided by financing activities	76,349	7,928

Net increase (decrease) in cash and cash equivalents	4,316	(3,881)
Cash and cash equivalents, beginning of period	10,821	4,968

Cash and cash equivalents, end of period	$15,137	$1,087

Non-GAAP Financial Measures

The Company reports its financial results in accordance with U.S. generally accepted accounting principles (“GAAP”). However, management believes that the evaluation of our ongoing operating results may be enhanced by a presentation of Adjusted EBITDA and Adjusted Net Income, which are non-GAAP financial measures. Adjusted EBITDA represents net income before interest expense, income taxes, depreciation and amortization as adjusted for certain non-recurring, one-time and other adjustments which we believe are not indicative of our underlying operating performance and Adjusted Net Income represents net income as adjusted for certain after-tax, non-recurring, one-time and other adjustments which the Company believes are not indicative of its underlying operating performance as well as for the add-back of certain non-cash intangible amortization and stock-based compensation.

The Company believes that the use of Adjusted EBITDA and Adjusted Net Income provide additional meaningful methods of evaluating certain aspects of its operating performance from period to period on a basis that may not be otherwise apparent under GAAP when used in addition to, and not in lieu of, GAAP measures. The tables below present reconciliations of the Company’s presented non-GAAP Adjusted EBITDA and Adjusted Net Income measures and forecasted Adjusted EBITDA to the most directly comparable GAAP measure of Net Income (in thousands, except per share amounts):

REV GROUP, INC.

ADJUSTED EBITDA BY SEGMENT

(Unaudited; in thousands)

THREE MONTHS ENDED JANUARY 28, 2017

	Fire & Emergency	Commercial	Recreation	Corporate & Other	Total
Net Income (loss)	$12,698	$4,563	$139	$(30,703)	$(13,303)
Depreciation & Amortization	2,809	1,930	2,157	525	7,421
Interest Expense	1,172	817	42	5,447	7,478
Provision (benefit) for income taxes	4	—	—	(7,833)	(7,829)

EBITDA	16,683	7,310	2,338	(32,564)	(6,233)
Transaction expenses	—	—	—	378	378
Sponsor expenses	—	—	—	131	131
Restructuring costs	—	864	—	—	864
Stock-based compensation expense	—	—	—	25,506	25,506
Non-cash purchase accounting	30	—	435	—	465

Adjusted EBITDA	$16,713	$8,174	$2,773	$(6,549)	$21,111

THREE MONTHS ENDED JANUARY 30, 2016

	Fire & Emergency	Commercial	Recreation	Corporate & Other	Total
Net Income (loss)	$12,108	$2,589	$(2,651)	$(15,056)	$(3,010)
Depreciation & Amortization	1,899	2,125	748	100	4,872
Interest Expense	1,018	464	10	5,195	6,687
Benefit for income taxes	—	—	—	(2,191)	(2,191)

EBITDA	15,025	5,178	(1,893)	(11,952)	6,358
Transaction expenses	—	—	—	—	—
Sponsor expenses	—	—	—	25	25
Restructuring costs	307	—	95	2,563	2,965
Stock-based compensation expense	—	—	—	5,683	5,683
Non-cash purchase accounting	—	—	—	—	—

Adjusted EBITDA	$15,332	$5,178	$(1,798)	$(3,681)	$15,031

REV GROUP, INC.

ADJUSTED NET INCOME

(Unaudited; in thousands)

	Three Months Ended
	January 28, 2017	January 30, 2016
Net loss	$(13,303)	$(3,010)
Adjustments:
Amortization of intangibles	2,614	2,243
Transaction expenses	378	—
Sponsor expenses	131	25
Restructuring costs	864	2,965
Stock-based compensation expense	25,506	5,683
Non-cash purchase accounting expense	465	—
Income tax effect of adjustments	(10,987)	(3,984)

Adjusted Net income	$5,668	$3,922

REV GROUP, INC.

FORECASTED ADJUSTED EBITDA RECONCILIATION

(In thousands)

	Fiscal Year 2017
	Low	High
Net income	$40,000	$43,000
Depreciation and Amortization	32,000	32,000
Interest Expense	15,000	15,000
Income Tax Expense	23,000	25,000

EBITDA	110,000	115,000
Transaction Expenses	500	500
Sponsor Expenses	300	300
Restructuring Costs	1,100	1,100
Stock-based Compensation Expense	26,500	26,500
Loss on Debt Extinguishment	11,000	11,000
Non-cash purchase Accounting Expense	600	600

Adjusted EBITDA	$150,000	$155,000

REV GROUP, INC.

SEGMENT INFORMATION

(Unaudited; in thousands)

	Three Months Ended
	January 28, 2017	January 30, 2016
Net Sales:
Fire & Emergency	$185,371	$128,356
Commercial	130,221	140,450
Recreation	128,870	106,535
Corporate & Other	(1,525)	(2,561)

Total Company Net Sales	$442,937	$372,780

Adjusted EBITDA:
Fire & Emergency	$16,713	$15,332
Commercial	8,174	5,178
Recreation	2,773	(1,798)
Corporate & Other	(6,549)	(3,681)

Total Company Adjusted EBITDA	$21,111	$15,031

Period-End Backlog:	January 29, 2017	October 29, 2016
Fire & Emergency	$577,074	$550,769
Commercial	227,512	226,067
Recreation	107,653	80,420

Total Company Backlog	$912,239	$857,256